As filed with the Securities and Exchange Commission on March 9, 2018

Registration No. 333-145995

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CASCADIAN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-0868560
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Venkat Ramanan

Vice President Finance

Cascadian Therapeutics, Inc.

3101 Western Avenue, Suite 600

Seattle, Washington 98121

(206) 801-2100

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 relates to the Registration Statement on Form S-4 (File No. 333-145995) (the “Registration Statement”) of Cascadian Therapeutics, Inc. (“Cascadian”) filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2007, as amended by Amendment No. 1 filed with the SEC on September 27, 2007, as further amended by Amendment No. 2 filed with the SEC on October 29, 2007, which registered 125,848,157 shares of common stock, par value $0.0001 per share (“Common Stock”), 12,500 shares of preferred stock, no par value, and 5,848,157 warrants to acquire Common Stock, par value $0.0001.

On March 9, 2018, pursuant to the Agreement and Plan of Merger, dated as of January 30, 2018 (the “Merger Agreement”), among Seattle Genetics, Inc. (“Seattle Genetics”), Valley Acquisition Sub, Inc. (“Merger Sub”), and Cascadian, Merger Sub merged with and into Cascadian (the “Merger”), with Cascadian surviving the Merger as a subsidiary of Seattle Genetics.

As a result of the Merger, Cascadian has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by Cascadian in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Cascadian hereby removes from registration any and all of such securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Cascadian Therapeutics, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on March 9, 2018.

CASCADIAN THERAPEUTICS, INC.

By:	/s/ Venkat Ramanan
	Name:	Venkat Ramanan
	Title:	Vice President Finance

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act.